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[PENTON LOGO]                                                       EXHIBIT 99.1
Press Release


                                                              PENTON MEDIA, INC.
                                                       The Penton Media Building
                                                                   1300 E 9th St
                                                         Cleveland, OH 44114 USA
                                                                    216.696.7000
                                                                Fax 216.931.9492
                                                           http://www.penton.com



PRESS RELEASE                                              FOR IMMEDIATE RELEASE
                                                            CONTACT: Mary Abood,
                               VP, Corporate Communications & Investor Relations
                                                                216-931-9551, or
                                     Joseph G. NeCastro, Chief Financial Officer
                                                                    216-931-9770

PENTON MEDIA ANNOUNCES CLOSE OF CONVERTIBLE PREFERRED STOCK AND WARRANTS PRIVATE PLACEMENT AND SENIOR CREDIT FACILITY AMENDMENT

CLEVELAND, OH - March 19, 2002 - Penton Media, Inc. (NYSE: PME) announced today that it has closed on its agreement with an investor group led by ABRY Mezzanine Partners, L.P. for the private placement of 40,000 shares of a new series of convertible preferred stock and warrants to purchase 1.28 million shares of Penton common stock for $40 million. The sale of an additional 10,000 shares of preferred stock and warrants to purchase 320,000 shares of Penton common stock for $10 million is expected to close within 30 days. The additional closing is subject to the absence of a material change in Penton's business or in the financial markets and certain other customary conditions. There can be no assurance that these conditions will be met or that this closing will occur.

Coincidental with the closing of the private placement, an agreement to amend the terms of the Company's existing senior secured credit facility became effective. The amendment provides the Company with significant covenant relief and will reduce its revolving credit facility to a maximum availability of $40 million.

The securities noted in this press release have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.


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